Exhibit 10.2

TERMINATION AND FORGIVENESS OF ACCRUED SALARY

This Agreement is entered into as of the 7th day of November, 2007 by and between Teeka Tan Products, Inc., a Delaware corporation (the “Company”) and Brian S. John (“John”) and Richard A. Miller (“Miller”), officers, directors and employees of the Company. John and Miller are hereinafter collectively referred to as the “Company Officers.”

WHEREAS, each of the Company Officers is a party to an employment agreement with the Company pursuant to which he is to be paid a salary for his services to the Company, which such agreement terminates on April 15, 2008, copies of which are attached hereto as Exhibits A and B, respectively.

WHEREAS, other than compensation which is payable to him under the terms of his employment agreement, no Company Officer is entitled to any additional compensation for his services to the Company including any Company subsidiary.

WHEREAS, in order to conserve cash each of the Company Officers has orally agreed to defer the payment of his compensation.

WHEREAS, each Company Officer has previously forgiven all accrued but unpaid compensation due him through October 31, 2007.

WHEREAS, the Company has entered into a transaction with Taiyuan Rongan Business Trading Company Limited, a Chinese private company (“Taiyuan Rongan”), pursuant to the form of Stock for Stock Equivalent Exchange Agreement and Plan (the “Agreement”).

WHEREAS, on the closing date of the Agreement each of the Company Officers will tender his resignation as an officer and director of the Company.

WHEREAS, through close of business today the Company owned the Company Officers an aggregate of $5,754.00 in accrued but unpaid compensation under the terms of the employment agreements.

WHEREAS, pursuant to the terms of the Agreement and in anticipation of such closing the Company Officers wish to terminate their respective employment agreement and to forgiven all accrued and unpaid compensation from November 1, 2007 through the date of such termination.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.          Recitals. The foregoing recitals are true and correct.

2.          Termination of the John Employment Agreement. John hereby voluntarily terminates the John Employment Agreement and represents, warrants and covenants his understanding that he is not entitled to any compensation from the Company pursuant to the terms of the John Employment Agreement or otherwise as a result of such termination.

3.          Termination of the Miller Employment Agreement. Miller hereby voluntarily terminates the John Employment Agreement and represents, warrants and covenants his understanding that he is not entitled to any compensation from the Company pursuant to the terms of the Miller Employment Agreement or otherwise as a result of such termination.

4.          Forgiveness of Accrued Compensation. Each of the Company Officers agrees to irrevocably forgive the amount of accrued but unpaid compensation due him as set forth below, which such accrued but unpaid compensation represents all amounts due him by the Company and any subsidiary through the date hereof:

Name	Amount

Brian S. John	$2,877.00
Richard A. Miller	2,877.00
$5,754.00

5.          Amendment or Assignment. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge, or change is sought.

6.          Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the day when delivered in person or transmitted by confirmed facsimile transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the 5499 North Federal Highway, Suite D, Boca Raton, Florida 33487 or to such other address as any party hereto shall designate to the other for such purpose in the manner herein set forth.

7.          Entire Agreement. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

8.          Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

9.          Construction and Enforcement. This Agreement shall be construed in accordance with the laws of the State of Florida, without and application of the principles of conflicts of laws. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, and such legal action results in a final judgment in favor of such party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorney’s fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Broward County in the State of Florida. The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Broward County, County Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Broward County, Florida, has been brought in an inconvenient forum.

10.        Binding Nature, No Third Party Beneficiary. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns, and is made solely and specifically for their benefit. No other person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

11.        Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TEEKA TAN PRODUCTS, INC.

By:	/s/ Brian S. John
Brian S. John, President

/s/ Brian S. John

Brian S. John

/s/ Richard A. Miller

Richard A. Miller